Exhibit 99-b
BLS Investor News

                    BellSouth Reports First Quarter Earnings
               Gains in long distance, DSL, packages aid revenue;
                  Cingular Wireless adds 189,000 net customers

ATLANTA -- BellSouth Corporation (NYSE: BLS) reported earnings per share (EPS) of 66 cents in the first quarter of 2003, compared to a net loss of 8 cents per share in the same quarter of 2002.

Consolidated revenues were $5.52 billion, compared to $5.53 billion in the first quarter of 2002. BellSouth reduced consolidated total operating expenses $21 million in the first quarter, compared to the same three months of 2002. Net income was $1.2 billion, compared to a net loss of $154 million in the first quarter of 2002. In accordance with Generally Accepted Accounting Principles
(GAAP), consolidated revenues and consolidated total operating expenses do not include BellSouth's 40 percent share of Cingular Wireless.

Capital expenditures in the first quarter of 2003 were $631 million, a reduction of 37.2 percent compared to $1.0 billion in the first three months of 2002. BellSouth reduced total debt by $753 million during the first quarter, and has cut total debt $2.4 billion, or 12.7 percent, since March 31, 2002. Operating free cash flow (defined as cash flow from operations less capital expenditures) was $1.3 billion. In February, the company's board of directors declared a 5 percent increase in the quarterly common stock dividend to be paid May 1, 2003, bringing the total dividend increase to 10.5 percent over 12 months.

As previously announced, effective in the first quarter of 2003, BellSouth began expensing stock options, and adopted Statement of Financial Accounting Standards
(SFAS) No. 143, "Accounting for Asset Retirement Obligations." Regarding stock options, the company elected the retroactive restatement method of adoption, which means prior year results have been restated to include the impacts of expensing options. The full-year 2003 impact of expensing stock options is an approximately $90 million decrease to net income and a 5-cent decrease to EPS, comparable with prior-year restated amounts. The adoption of SFAS 143 resulted in a one-time increase to net income of $816 million (44 cents per share) in the first quarter. The ongoing impact of SFAS 143 is expected to increase net income by approximately $60 million, or 3 cents per share, in 2003 as a whole. BellSouth also changed the method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The change resulted in a one-time decrease to net income of $501 million, or 27 cents per share, in the first quarter. The change in accounting method relates solely to the timing of recognition for revenue and direct expense and does not affect the amounts recognized. Furthermore, there is no impact to cash flow.

To supplement the reporting of BellSouth's consolidated financial information under GAAP, the company will continue to present certain non-GAAP financial measures, including normalized operating results and EBITDA (earnings before interest, taxes, and depreciation and amortization). Normalized results include BellSouth's 40 percent share of Cingular Wireless (revenue and expense), and exclude events that are generally non-recurring in nature. Normalized results also exclude material one-time gains or losses that can distort reported operating results. A complete list of normalizing items, as well as a full reconciliation of normalized results to GAAP reporting, are included in the attached quarterly financial statements and are available on the company's Web site, www.bellsouth.com/investor. The presentation of normalized results enables investors to focus on period-over-period operating performance, without the impact of non-operational or non-recurring items. In addition, EBITDA margin is an important indicator of profitability for capital-intensive businesses, and remains a key metric for valuation in the investment community. Finally, normalized measures are among the primary indicators management uses in planning and operating the business. This additional information should not be considered in isolation or as a substitute for the consolidated (GAAP) financial information.

Normalized for special items, detailed below, EPS in the first quarter of 2003 was 51 cents, compared to normalized EPS of 55 cents in the same quarter a year ago. Normalized total operating revenues, which include Cingular, were $6.9 billion, a decline of 4.0 percent versus the first quarter of 2002. Normalized net income was $941 million, compared to $1.04 billion in the same quarter a year ago.

Communications Group

The opening three months of 2003 marked the first quarter that BellSouth has been offering long distance services throughout its markets. The company began marketing long distance in Florida and Tennessee in late December 2002, making BellSouth the first incumbent local telecommunications company to receive federal approval in all its states. At March 31, 2003 BellSouth served more than
1.9 million consumer and business long distance customers. These include approximately 13 percent of its residence and approximately 24 percent of its mass-market small business accounts. In the seven states approved for long distance earlier in 2002, the numbers are approximately 15 percent of residence and approximately 29 percent of small business.

The number of customers purchasing the BellSouth AnswersSM package increased to approximately 1.6 million at the end of the first quarter. Introduced just eight months previously, BellSouth Answers allows residential customers to combine on a single bill the data, voice and Internet communications services they want -- including DSL, long distance and local, as well as wireless. BellSouth added 101,000 DSL high-speed Internet service customers in the first quarter, bringing its number of broadband customers to 1,122,000.

Total Communications Group revenues were $4.6 billion in the first quarter, a decline of 2.3 percent compared to the same quarter of 2002. Total operating expenses decreased 1.5 percent. Data revenues were $1.09 billion, level with the first quarter a year ago. Total access lines of 24.5 million at March 31 declined 3.6 percent compared to a year earlier, impacted by a continued weak economy, market share loss and technology substitution. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) grew by 231,000 in the first quarter.

Domestic Wireless / Cingular

BellSouth's share of Cingular's domestic wireless revenues in the first quarter of 2003 was $1.4 billion, a gain of $19 million compared to the same quarter a year ago. BellSouth's share of Cingular operating income was $286 million in the quarter, compared to $266 million in the same three months of 2002.

Cingular steadily gained new cellular and PCS customers during the first three months of 2003, resulting in total first quarter net customer additions of 189,000. More than one-third of all first quarter customer additions for the nation's No. 2 wireless company came through the sales channels of Cingular's parent companies, BellSouth and SBC Communications. Total net adds improved 310,000 compared to the fourth quarter of 2002.

Cingular is on target to increase its GSM and GPRS digital coverage to 90 percent of potential customers and all of its major markets by the end of 2003, with the total overlay complete in 2004. In March 2003, Cingular announced a major joint roaming agreement with AT&T Wireless that will lower roaming costs for both companies, while improving quality and encouraging further expansion of GSM/GPRS digital network services for their customers.

Latin America Group

Consolidated Latin America revenues were $509 million in the first quarter of 2003, a decline of 22.8 percent compared to the first quarter last year. Sequentially, Latin revenues were up slightly from the fourth quarter of 2002. Revenues continued to reflect the impacts of currency devaluations, principally in Argentina and Venezuela, as well as weak economic and unsettled political conditions in those countries. Year-over-year Latin results are affected by the timing of devaluation impacts in Venezuela and Argentina. The Latin EBITDA margin of 22.6 percent in the first quarter was negatively impacted by a contingency reserve.

On a consolidated basis, Latin America Group wireless voice customers increased by 372,000 during the first quarter, compared to increases of 259,000 in the fourth quarter and 323,000 in the first quarter of 2002. Year-over-year, customers increased by 636,000, or 8.0 percent. BellSouth and its partners serve a total of 11.9 million customers in 11 Central and South American countries, including 263,000 fixed wireless customers.

During the first quarter, BellSouth signed an agreement to sell its entire stake in BSE, a cellular company that operates in six states of Brazil's Northeastern region. The agreement is pending approval.

Advertising & Publishing

Domestic Advertising & Publishing revenues were $498 million in the first quarter of 2003, a decrease of 2.4 percent compared to the same period of the prior year. Operating income of $243 million was level with the first quarter of 2002.

Special Items

In the first quarter of 2003, the difference between reported (GAAP) EPS of 66 cents and normalized EPS of 51 cents is the result of four special items:

         Adoption of SFAS No. 143                     44 cents   Gain
         A&P accounting change                        27 cents   Charge
         Pension/severance costs                       4 cents   Charge
         Foreign currency translation                  3 cents   Gain
                  Effect of rounding                  (1 cent)
                                                    ----------

                      Total of special items          15 cents   Gain

Adoption of SFAS No. 143 - As previously disclosed, BellSouth adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets.

Advertising & Publishing accounting change - As previously disclosed, effective January 1, 2003 BellSouth changed its method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The change in method relates solely to the timing of the recognition of revenues and expenses and does not affect either the amounts recognized or cash flow. The issue basis method formerly used recognized 100 percent of the revenues and direct expenses at the time the directories were published and delivered to end users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months.

Pension/severance costs - This charge represents severance costs recorded in the first quarter associated with workforce reductions. Also included are pension settlement losses.

Foreign currency translation gains - Primarily associated with the remeasurement of U.S. dollar-denominated liabilities in Latin America.

-------------------------------------------------------------------------
Normalized Earnings Summary 2                1Q03       1Q02      % chg
-------------------------------------------------------------------------

EPS - Reported Diluted                      $0.66     ($0.08)        N/M
   Gain on E-Plus conversion and sale
     of KPN stock                                      (0.45)
   Qwest stock sale and impairment                      0.08
   Brazil loan impairments                              0.14
   A&P unbilled receivable adjustment                   0.05
   Foreign currency transaction losses
     (primarily debt related)               (0.03)      0.11
   A&P accounting change                     0.27       0.02
   SFAS 142 Impairment Charge                           0.68
   Adoption of SFAS 143                     (0.44)
   Pension / Severance Costs                 0.04
                                                                 -------
EPS - Normalized 1                          $0.51      $0.55      (7.3%)
-------------------------------------------------------------------------

1 Normalized earnings per share may not sum due to rounding.
2 See press release for an explanation of all normalizing items.

Communications Group

Communications Group revenues declined 2.3 percent compared to first quarter 2002, primarily reflecting weak demand, retail access line market share loss, technology substitution and the continued movement of customers from resale to UNE-P. Revenue growth was also impacted by the continued phase-out of BellSouth's payphone business and the discontinuance of its wholesale long distance business. Offsetting these factors was growth in revenues from interLATA long distance and broadband DSL.

Revenues from the Consumer unit, which accounts for about 43 percent of Communications Group revenues, declined 0.2 percent, impacted by 7 percent retail access line loss offset by growth in interLATA long distance, DSL and BellSouth AnswersSM. Small business revenue declined only 0.7 percent, aided by growth in packages and a strong reacquisition program. BellSouth's retail business units are focused strongly on customer retention and reacquisition. In fact, small and large business competitive disconnects were down approximately 30 percent and 20 percent, respectively, in the first quarter. Large business and wholesale revenue declined 7.5 percent and 6.2 percent respectively, due primarily to the lingering impacts of the soft economy.

Long Distance / Packages

In the new year, BellSouth became the first of the regional Bell operating companies to offer long distance service throughout its markets. The results are strong. At March 31, BellSouth had more than 1.9 million long distance customers, a penetration rate of 13 percent of primary residential access lines and 24 percent of mass-market small business accounts. In Georgia and Louisiana, the two states where BellSouth has been offering LD service the longest, the company has achieved total mass market residential and business penetration of 20 percent in just 10 months. In Florida and Tennessee, where BellSouth has been offering service for only three months, the total mass market penetration is 9.5 percent. In addition, BellSouth has been successful in complex business, signing more than 2,800 contracts for LD services since our launch last year. The company signed nearly 1,200 contracts in the first quarter, a 72 percent sequential quarter increase. BellSouth provides combined data and voice services to customers in the small and large business segments. Customers include SunTrust, Southeastern Freight and Fidelity National Bank. InterLATA data services include Frame Relay, ATM, and Private Line with speeds up to OC-48. InterLATA revenues grew 126 percent sequentially in the first quarter, to $77 million.

[Graphic inserted here
BellSouth Answers Customers
In thousands
3Q02 - 1,000
4Q02 - 1,187
1Q03 - 1,601]

The ability to provide long distance service throughout all markets strengthens BellSouth Answers, the company's signature package product launched nine months ago that combines wireline, wireless and Internet services. Nearly 50 percent of the customers who signed up for BellSouth Long Distance are also customers of BellSouth Answers. The package combines the Complete Choice calling plan of local service and unlimited convenience calling features with BellSouth Long Distance, DSL or dial-up Internet, and Cingular Wireless services. Customers have six Answers package options to choose from, or they can customize their own package to best meet their communications needs. Along with the convenience of a single bill and one number to call, the new packages offer residential customers combined savings of up to $400 in the first year.

BellSouth ended the first quarter with 1.6 million Answers customers, a 35 percent sequential quarter increase. Nearly 60 percent of Answers customers have long distance in their package and more than 45 percent have either DSL or dial-up Internet. The Answers package helps reduce competitive churn for our high-value customers. And the more products an Answers customer buys, the more the churn rate falls.

In late March 2003, BellSouth unveiled "Unlimited Answers." This simple, easy-to-understand package combines BellSouth Complete Choice and unlimited long distance for one flat fee, all on one bill. The package includes more features than any other offer in its market. BellSouth expects Unlimited Answers to further reduce competitive churn.

[Graphic inserted here
Consumer ARPU
Monthly Average
1Q02 - $47.51
2Q02 - $47.85
3Q02 - $48.99
4Q02 - $49.10
1Q03 - $50.03
Shading indicates break-out between Core Local and LD/Internet.]


In addition to reducing churn, the BellSouth Answers packages also drive increases in customer ARPU (average revenue per user) by spurring sales of long distance and DSL services. The BellSouth Answers packages also leverage BellSouth's strategic partnership in Cingular to include wireless services in the package, a combination not all competitors can match. Excluding wireless revenue impacts, average monthly retail consumer ARPU reached $50 in the first quarter, a 5.3 percent increase from a year ago, driven almost entirely by interLATA long distance and DSL.

[Graphic inserted here
DSL Customers
In thousands
1Q02 -   729
2Q02 -   803
3Q02 -   924
4Q02 - 1,021
1Q03 - 1,122]

Broadband and Data Services

BellSouth added 101,000 DSL customers in the first quarter, totaling 1.122 million, a 54 percent annual increase. Penetration of qualified lines increased to over 7 percent. Since the beginning of 2001, BellSouth has increased its broadband coverage from 45 percent of the households it serves to approximately 72 percent. The company's industry-leading coverage is a result of targeted, market-driven deployment of DSL to some 1,300 central offices and about 11,500 remote terminals.

As BellSouth has scaled the broadband business, costs have been tightly managed. Non-recurring expenses per total gross add, primarily for customer acquisitions and activations, declined over 10 percent in 1Q03 compared to the 2002 average. Recurring expense per average customer continues to improve (mostly help desk, online support and other service assurance costs). Both of these cost metrics decreased more than 40 percent in 2002 compared to 2001.

BellSouth has been successful in incenting DSL self-install. Ninety-six percent of consumer customers chose the self-install option in the first quarter, with a success rate of over 95 percent. In addition, more customers are ordering service on the Internet. Nearly 20 percent of consumer retail orders in the first quarter came from the Web, up significantly from 2002.

BellSouth continues to make process improvements to increase DSL efficiency, including an e-mail tutorial and configuration flash video to simplify the self-installation process. The enhanced tools make self-installation easier, reducing the need for service calls. Process improvements have also helped improve customer satisfaction, as measured by a decrease in help desk calls and an increase in productivity, with help desk time per call going down. In addition, e-chat for billing and service has been added, making all support functions e-chat capable.

Data revenues were $1.09 billion in the first quarter, a 0.2 percent decline compared to the same quarter of the prior year, but a 3.1 percent increase sequentially. Data revenues represented nearly 16 percent of total BellSouth revenues and nearly 24 percent of Communications Group revenues in the quarter. Sales of retail data services grew 7.9 percent in the first three months of 2003, driven by DSL. Sales of wholesale data transport services to other communications providers, including long distance companies and CLECs, declined
6.7 percent during the quarter, primarily due to the lingering impacts of a soft economy.

BellSouth is consistently recognized for its state-of-the-art data network. As of March 31, BellSouth had 4.5 million miles of fiber, nearly 24,000 SONET rings, over 835 broadband switches and more than 200 Dense Wave Division Multiplexing (DWDM) systems. More than 90 percent of our customers are within 12,000 feet of a broadband connection.

During the quarter, the company launched BellSouth Managed Network VPN service to provide state-of-the-art data networking capabilities to business customers. The service, an extension of BellSouth's industry-leading data services portfolio, addresses the growing needs of the business market. It is a suite of IP-VPN connectivity solutions designed to support the remote access, Internet, intranet and extranet application needs of businesses. BellSouth Managed Network VPN service gives our customers the ability to shift their internal network integration and configuration functions to an outside supplier, BellSouth.

Also during the quarter, the company introduced BellSouth Wavelength Service, the first optical solution enabled by the company's investment in DWDM technology. DWDM splits transmission paths on a single strand of fiber into multiple beams of light. Each light wave becomes an individual transmission path capable of carrying any type of data at speeds up to 2.5 Gbps. The service provides high volume optical transport in a point-to-point configuration that supports a minimum and maximum bandwidth per optical signal. BellSouth provides guarantees in the event of service interruptions. BellSouth Wavelength Service supports IP, SONET, ATM or Ethernet. It empowers companies to take greater control of networks by quickly turning up or down business protocols as the need to access and employ large-scale applications fluctuates.


Additional Revenue Details

Local service revenues declined 1.0 percent in the quarter. The primary factor was a 3.6 percent reduction year-over-year in total switched access lines, partially offset by growth in DSL revenues. Retail residential lines declined
7.0 percent; retail business lines declined 5.5 percent. The access line decline was the result of a continued weak economy, share loss and technology substitution. Retail line loss in the first quarter, while still significant at 266,000 lines, was down 28 percent from the 2002 average. Business quarterly line loss was down 48 percent, and residential was down 21 percent. While this indicates a favorable trend for both segments, UNE-P line growth depicts a different story. Residential UNE-P lines continue to grow, while business UNE-P lines added in the first quarter was the lowest level in three years (8,000), continuing a downward trend from the third quarter of 2001.

[Graphic inserted here
UNE-P Access Lines in Service
Chart shows Residential UNE-P and Business UNE-P Access Lines in Service by quarter since 1Q01]


Network access revenues declined 9.0 percent in the quarter, due to a 10.9 percent drop in total switched access MOUs and to the continuing decline in wholesale data transport service revenues. The MOU decline is the result of access line loss, the continuing shift of wholesale lines from resale to UNE-P, and alternative communications services, such as wireless and e-mail.

Long distance revenue increased 28.8 percent, driven primarily by growth in interLATA and wireless long distance, partially offset by the discontinuance of BellSouth's wholesale long distance business. Toll messages declined 5.2 percent, a continued improvement from previous quarters.

Other Communications Group revenues declined 8.2 percent, primarily due to BellSouth's continuing phase-out of its payphone business. BellSouth will complete its exit of the payphone business by the end of 2003. In addition, an increase in customer discounts and lower customer premise equipment sales impacted other revenues in the first quarter.

Expenses and Margins

Communications Group total operating expenses declined 1.5 percent year-over-year. SG&A expenses rose 5.2 percent, impacted primarily by increased employee benefit and increased advertising and long distance launch expenses, offset by reductions in salary and wage expense. Cost of services and products was up 0.4 percent year-over-year, primarily as a result of increases in network employee benefit expenses and network expenses related to the long distance launch, offset by lower network salary and wage expense, lower demand and, to a lesser degree, the phase-out of the payphone and wholesale long distance businesses. The EBITDA margin was 47.8 percent, down 210 basis points from the first quarter of 2002. Incremental pension and employee benefit expenses accounted for 170 basis points of the decline in margin.

Depreciation and amortization expense declined 9.2 percent, partially driven by the effects of the previously announced adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets. This accounting change will result in depreciation savings of about $130 million in 2003. In addition, annual changes in depreciation rates reduced depreciation and amortization expense.

Service Excellence

BellSouth has a heritage of industry leadership in providing the highest levels of customer satisfaction. In 2002, BellSouth achieved the top ranking for local service in the J.D. Power and Associates 2002 Major Provider Business Telecommunications Service StudySM, the second year in a row BellSouth was recognized for customer satisfaction among business customers. BellSouth also took top honors in 2002, for the ninth year in a row, in customer satisfaction for the delivery of local telephone service according to the American Customer Satisfaction Index. In addition, BellSouth achieved the top ranking, for the second consecutive year, in overall customer satisfaction among residential customers according to the Yankee Group's 2002 Technologically Advanced Family(R) survey.

In broadband, BellSouth received the highest honors in customer satisfaction in the 2002 J.D. Power and Associates Residential Internet Customer Satisfaction StudySM for High Speed ISPs, tying for highest score. BellSouth also outperformed its cable modem competitors in this study. In addition, BellSouth took top honors in customer satisfaction in the J.D. Power and Associates Business Broadband Data Service Providers StudySM.

Cingular Wireless

--------------------------------------------------------------------------------
Cingular's financial statements for 2003, 2002 and 2001 can be accessed at www.bellsouth.com/investor.
--------------------------------------------------------------------------------

Cingular's first quarter results reflect improved marketing, sales and operational execution. Significant improvement was made in EBITDA, which increased 7.8 percent to $1.2 billion. As a result of increased revenues and a reduction of 1.6 percent in operating expenses excluding depreciation and amortization, EBITDA margin improved 230 basis points from first quarter 2002, to 36 percent. Total operating revenue increased 1.3 percent to $3.59 billion, while total operating expenses declined 0.1 percent, generating operating income of $716 million, an increase of 7.3 percent compared to the same quarter of 2002.
(Cingular began consolidating its Salmon PCS interest beginning January 1, 2003.)

Service revenue increased 0.9 percent in first quarter as a result of customer growth, offset by a modest reduction in service ARPU, which declined less than 1 percent from prior year levels. Service ARPU declines are the result of lower negotiated roaming rates and competitive network build-out. Subscriber ARPU, which reflects revenue generated by Cingular customers, showed a slight increase from first quarter 2002 - the seventh consecutive quarter of year-over-year gains. In addition, the data component of ARPU increased more than three-fold to $0.80, and prepaid ARPU increased over 20 percent. Equipment and other revenues increased 7.5 percent to $244 million as a result of a better mix of higher priced handsets and lower handset subsidies.

Throughout the quarter, Cingular experienced increased momentum in customer additions, ending the quarter with 189,000 total net additions - a sequential improvement of 310,000. Increased leverage of Cingular's affiliation with BellSouth and SBC Communications, and improved co-branding programs produced strong results. Sales through BellSouth and SBC produced healthy gross additions and over one-third of Cingular's total net additions in the quarter. First quarter prepaid net additions were 140,000, reflecting the continued success of Cingular's "Keep-In-Contact" product. Resale net additions were 98,000. While total retail contract customers declined 49,000 in the quarter, gross additions for this segment increased almost 9 percent sequentially. In addition, positive retail contract customer net additions were achieved in February and March.

Lower churn in the prepaid and resale segments enabled Cingular to reduce first quarter churn to 2.6 percent, 30 basis points lower than first quarter 2002. Retail contract churn remained in the low 2 percent range. Cingular ended the quarter with 22.1 million PCS and cellular customers - an annual increase of 1.3 percent. Cingular Interactive had net customer additions of 17,000 during the quarter, bringing the customer number to 835,000, a 9.2 percent annual increase.

Operating expenses declined 0.1 percent during the quarter, due to a 6.3 percent reduction in selling, general and administrative expenses (SG&A), offset by a
3.7 percent increase in cost of services and products, and increased depreciation and amortization expense of 8.4 percent. SG&A expenses declined mainly due to reduced acquisition costs as a result of lower gross additions, lower advertising and promotion expenses compared to first quarter 2002, and billing expense reductions as a result of consolidation initiatives. The primary drivers of expense increases were a 17 percent increase in system minutes of use, GSM overlay related costs, dual system operating costs and increased long distance volumes.

First quarter capital expenditures were $327 million. Capital investments in Cingular's equity affiliates amounted to an additional $74 million. For the year, Cingular expects between $3.4 and $3.8 billion of capital expenditures and equity affiliate capital investments. Approximately $1.2 to $1.3 billion will be invested in Cingular's GSM and GPRS overlay; and $1.6 to $1.7 billion will be invested for increased capacity and coverage in the company's core GSM and TDMA networks and in non-network capital. Between $600 million and $800 million will be spent on Cingular's investments in its New York/California venture with T-Mobile and its joint venture with AT&T Wireless called "Roadrunner." Officially formed March 13, 2003, Roadrunner will build out GSM/GPRS service on more than 4,000 miles of rural highways in the U.S. Cingular expects the build to be substantially complete by the end of this year.

Cingular's GSM/GPRS service offering received a major boost in March 2003 when Cingular entered into a strategic nationwide GSM/GPRS roaming agreement with AT&T Wireless. This agreement, retroactive to February 1, 2003, will (a) provide better service to Cingular customers through coverage and footprint improvements, (b) significantly reduce roaming rates, and (c) offer full interoperability of voice and data customer services such as Short Messaging Service (SMS).

Cingular continues to prioritize its GSM/GPRS overlay and service offering. Cingular is on target to increase GSM and GPRS coverage to 90 percent of potential customers and all covered major markets by the end of 2003, with the total overlay complete in 2004. In the second quarter, Cingular expects to complete the overlay in Chicago and substantially complete it in a number of other major markets. By leveraging network joint ventures, sharing and roaming agreements, Cingular expects to increase GSM coverage to nearly 90 percent of the U.S. population by the end of 2003. In 2004, the GSM coverage level is expected to increase to a mid-90 percent range.

Latin America

Operating results for the first quarter continued to be impacted by currency devaluations and weak economic conditions, particularly in Venezuela and Argentina. Relative to the first quarter a year ago, consolidated revenue for the Latin segment decreased 22.8 percent.

In terms of country-specific revenue, Colombia, the second largest Latin operation in revenues, had sequential revenue growth of 19 percent. Colombia's revenue growth was driven by a 17 percent increase in customers during the first quarter. Argentina reported sequential revenue growth of about 8 percent, generated from a comparable appreciation in the value of the Peso. Offsetting those sequential quarter gains was a 6 percent decrease in Venezuela, caused by a 14 percent depreciation of the Bolivar in the first quarter.

Despite the difficult operating environment, the Latin segment continued to grow its customer base. In the consolidated countries, the number of customers grew by 372,000, a 4.6 percent sequential quarter increase and an 5.9 percent increase from the same quarter a year earlier. On a country basis, the largest contributor to overall sequential customer growth was Colombia. Peru, Nicaragua and Chile also delivered strong growth. Latin America Group also further expanded two newer service offerings during the first quarter. Fixed wireless customers grew to 263,000 from 242,000 at the end of the fourth quarter. Wireless public telephones in service increased from approximately 17,000 at year-end 2002 to 20,000 at the end of the first quarter.

Venezuela was the only country that experienced a sequential quarter decline in revenue. Political tensions continued to rise during the first quarter in BellSouth's largest Latin market. The general strike ended, but crude oil production has only recovered to about 50-60 percent of pre-strike levels. Because the country depends on oil sales for a large part of its revenue, the Venezuelan economy has been weakened significantly. The Bolivar devalued from about 1400 per U.S. dollar at year-end 2002 to as low as 1900, before being fixed at 1600 by the Venezuelan government. The 1600 level represents a 13 percent decrease from rates experienced in the fourth quarter of 2002. Political turmoil, massive government deficits and overall lack of economic confidence is expected to continue to make the operating environment in Venezuela difficult.

EBITDA declined 35.0 percent compared to the first quarter of 2002. EBITDA margin for the first quarter was impacted by a contingency accrual. Excluding this accrual, margins for the quarter were essentially flat relative to the first quarter of 2002. Margins are generally lower in the first quarter of the year because the Latin segment reports one month in arrears and the first quarter includes significant costs associated with the heavy promotional activity that occurs in December.

The impact of currency fluctuations on U.S. dollar-denominated debt in Latin America resulted in a $48 million increase to reported earnings in the first quarter for foreign currency translation gains. This non-cash event, which is excluded from normalized and segment results, was generated largely by the appreciation of the Argentine peso. The quarter also included a benefit due to the recognition of a deferred tax asset.

During the quarter, BellSouth signed an agreement to sell its entire stake in BSE, a cellular company that operates in six states of Brazil's Northeastern region. The agreement is pending approval.

[Graphic inserted here
Latin America Group Customers
In thousands
2000 - 7,069
2001 - 7,585
2002 - 8,172
1Q03 - 8,544
Consolidated Subscribers]


Additional Details

Domestic Advertising and Publishing

Effective January 1, 2003, BellSouth changed its method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The issue basis method recognizes 100 percent of the revenues and direct expenses at the time directories are published and delivered to end-users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months. The change in method relates solely to the timing of the recognition of revenues and expenses and affects neither the amounts recognized nor cash flow.

BellSouth's advertising and publishing revenues declined 2.4 percent in the quarter, reflecting continued weak demand for advertising services. EBITDA of $250 million was level with the same period in the prior year, on an EBITDA margin of 50.2 percent. Sequentially, EBITDA margin was up, driven by an approximately $60 million reduction in uncollectible expenses in the first quarter vs. the fourth quarter of 2002.

Consolidated Results

Total normalized operating expenses declined 3.8 percent in the quarter, driven primarily by a workforce reduction of nearly 9,000 in the past year. Other factors include currency impacts and strong cost controls in Latin America, and headcount reductions and decreased total customer acquisition costs at Cingular. Also, the impacts of SFAS 143 and the annual changes in depreciation rates reduced depreciation and amortization expense. These factors were offset by higher employee benefit and advertising expenses. Sequentially, expenses are down 3.5 percent, impacted by a reduction in uncollectible expense and the effects of SFAS 143. The normalized effective tax rate for the fourth quarter was 35.6 percent.

[Graphic inserted here
Net Debt
In billions
1Q02 - $17.0
2Q02 - $16.2
3Q02 - $15.6
4Q02 - $14.9
1Q03 - $14.2
(Defined as long-term plus short-term debt less cash)]


Normalized interest expense increased 1.4 percent. The effect of a $2.4 billion reduction in total debt outstanding year-over-year was offset by interest accruals on contingencies.

[Graphic inserted here
CAPEX to Total Operating Revenue
1Q02 - 17.3%
2Q02 - 17.8%
3Q02 - 15.0%
4Q02 - 16.8%
1Q03 - 11.5%
(Capex and TOR both exclude domestic wireless)]


BellSouth's capital expenditures totaled $631 million in first quarter, down
37.2 percent from a year ago. The 11.5 percent capex-to-revenue ratio is below the 15 percent expectation for 2003, primarily due to the delayed impact of softening demand in 2002. By targeting capital, BellSouth will continue its heritage of strong service excellence and customer satisfaction.

During the quarter, BellSouth announced a 5 percent dividend increase, declaring an increased quarterly dividend of 21 cents per common share, payable May 1. Including the increase announced last summer, the quarterly dividend has increased 10.5 percent in the last 12 months.

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In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.
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This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are provided at the Company's investor relations Web site, www.bellsouth.com/investor.
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Complete financial statements and the first quarter 2003 earnings press release can be accessed at BellSouth's Web site, www.bellsouth.com/investor
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